Exhibit 5

EMERSON ELECTRIC CO.

8000 W. FLORISSANT

P.O. BOX 4100

ST. LOUIS, MO. 63136-8506

JOHN A. SPERINO

VICE PRESIDENT

AND ASSISTANT SECRETARY

(314) 553-1026

November 12, 2024

Emerson Electric Co.

8000 West Florissant Avenue

P.O. Box 4100

St. Louis, MO 63136-8506

Ladies and Gentlemen:

I am Vice President and Assistant Secretary of Emerson Electric Co. (the “Company”), and in such capacity I am familiar with the preparation of the registration statement on Form S-8 (as amended from time to time, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof. The Registration Statement is being filed on the date of this letter with the Commission by the Company related to the registration under the Securities Act, of up to $55,000,000 of deferred compensation obligations (the “Obligations”) of the Company to pay deferred compensation in the future in accordance with the terms of the Emerson Defined Contribution Supplemental Executive Retirement Plan (the “Plan”).

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I deemed necessary for the purposes of the opinion expressed herein. In my examination of the foregoing, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons.

Based upon the foregoing and subject to the assumptions, qualifications and limitations below, I am of the opinion that the Obligations, when incurred in accordance with the terms of the Plan, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law).

This opinion is not rendered with respect to any laws other than the laws of the State of Missouri and applicable federal laws. I do not assume any duty to update this opinion with respect to changes of law or fact occurring after the date hereof.

I hereby consent to the use of the foregoing opinion as Exhibit 5 of the Registration Statement filed with the Commission as an exhibit to the Registration Statement. In giving such consent, I do not hereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ John A. Sperino
John A. Sperino